Exhibit 99.1
CONN'S, INC. COMPLETES STRATEGIC REPOSITIONING OF BUSINESS, ANNOUNCES
PLANNED LEADERSHIP SUCCESSION, AND REPORTS SECOND QUARTER FISCAL 2016 FINANCIAL RESULTS AND AUGUST 2015 SALES AND DELINQUENCY DATA

THE WOODLANDS, TEXAS, September 9, 2015 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced that, following a thorough exploration of strategic alternatives to enhance shareholder value, it has completed a strategic repositioning of its business and implemented a long-planned leadership succession. The Company today also reported financial results for the second quarter ended July 31, 2015 and August 2015 sales and delinquency data.

Strategic Initiatives

In separate press releases issued today, Conn’s announced a number of strategic initiatives that collectively represent a major transformation in the business and position the Company to execute its growth strategies while reducing risk and enhancing shareholder value. These actions include the appointment of a new Chief Executive Officer, entering into an agreement to securitize $1.4 billion of retail installment contract receivables, Board authorization to repurchase up to $75.0 million of securities, and termination of the stockholders’ rights plan. The actions represent the culmination of an exploration of strategic alternatives that was initiated by the Company’s Board of Directors in October 2014.

Further details are as follows:

Management and Governance Changes

•
The Board of Directors, implementing a long-planned leadership succession, has appointed Norman Miller to serve as Chief Executive Officer and President. Mr. Miller is a seasoned executive with considerable experience in retail and consumer finance, having previously served as President of both Sears Automotive and DFC Global. He succeeds Theodore Wright, who will remain on the Conn’s Board of Directors as Executive Chairman, transitioning to Non-Executive Chairman at the end of the fiscal year.

•
As previously reported, the Board of Directors established a Credit Risk and Compliance Committee to review credit risk, underwriting strategy, credit compliance activities, and the provision methodology. An independent evaluation of these areas at the direction of this committee did not result in changes to any of the Company’s practices or procedures.

•
In the past year, the Company added a Chief Credit Officer to provide additional capability in analyzing and assessing credit risk, named a new Chief Financial Officer, and created and filled the role of Credit Compliance Officer.

Securitization Transaction

•
The Company entered into an agreement to securitize $1.4 billion of retail installment contract receivables. Conn’s intends to execute periodic securitizations of future originated loans including the sale of any remaining residual equity. The Company intends to retain origination and servicing of contracts.

•	The Company will maintain its existing asset-based revolving credit facility and at least a portion of its outstanding senior notes.

•	This approach creates a diversified capital structure to improve access to multiple debt markets and results in an asset-light business model with less balance sheet risk.

•	This transaction is an important step toward creating a simplified capital structure that is also intended to provide a model that is more easily understood by investors.

Repurchase of Securities

•
The Board of Directors authorized the Company to repurchase up to a total of $75.0 million of outstanding shares of its common stock or its 7.250% Senior Notes Due 2022. This authorization is the maximum amount permitted under the Company’s credit facility and senior note indenture.

•
The Company believes the repurchase program underscores its confidence in its long-term growth prospects, consistent with Conn’s overall commitment to generate continued profitable growth and enhanced long-term shareholder value.

Termination of Stockholders’ Rights Plan

•
The Board of Directors approved the termination of the Company’s stockholders’ rights plan, effective at the close of the securitization transaction, currently anticipated to be on or about September 10, 2015.

•
The Company had adopted its stockholders’ rights plan in October 2014 to enable management and the Board of Directors to explore strategic alternatives while reducing the likelihood that any person or group would gain control of Conn’s through open market accumulation or otherwise without appropriately compensating all of the Company's stockholders.

Taken together, these actions represent the completion of a carefully considered strategic plan, developed under the leadership of Conn’s Board of Directors, to position the Company for continued future growth and enhanced long-term shareholder value.

Financial Results

Second quarter fiscal 2016 significant items included (on a year-over-year basis unless noted):

•
Consolidated revenues increased 12.2% to $396.1 million due to: an increase in retail revenue from new store openings and an increase in same store sales of 3.1%, partially offset by store closures; as well as an increase in credit revenue from growth in the average balance of the customer receivable portfolio, partially offset by a 210 basis point decrease in portfolio yield;

•	Same store sales for the quarter increased 6.7%, excluding the impact of the Company's decision to exit video game products, digital cameras, and certain tablets;

•	Retail gross margin increased 100 basis points to 41.8%;

•	Adjusted retail segment operating income increased 29.2% to $46.1 million;

•	Credit segment operating loss was $9.0 million, driven primarily by increased provision for bad debts;

•	The percentage of the customer portfolio balance 60+ days delinquent was 9.2% as of July 31, 2015 compared to 8.7% as of July 31, 2014; and

•	Diluted earnings for the three months ended July 31, 2015 were $0.45 per share compared to diluted earnings of $0.48 per share for the three months ended July 31, 2014.

Theodore M. Wright, Conn’s Executive Chairman, commented, "In the second quarter of fiscal 2016, the retail segment expanded with new store growth and positive same store sales. Greater than 60-day delinquency was 9.2% as of the end of the current quarter, compared to 8.7% as of the comparable quarter last year and 8.4% as of the end of the previous quarter."

Mr. Wright continued, "The retail segment successfully opened four new stores during the second quarter in key existing markets, consistent with our proven growth strategy of planned store openings. Furniture and mattress sales were 33.7% of total product sales for the quarter. Retail gross margin was 41.8% compared to our long term goal of 42%."

Retail Segment Second Quarter Results (on a year-over-year basis unless otherwise noted)

Total retail revenues were $325.6 million for the second quarter of fiscal 2016, an increase of $37.0 million, or 12.8%. The retail revenue growth reflects the impact of the net addition of 9 stores over the past 12 months, resulting from 15 new store openings and 6 store closures since July 31, 2014, and an increase in same store sales of 3.1%. Excluding the impact of our decision to exit video game products, digital cameras, and certain tablets, same store sales for the quarter increased 6.7%.

The following table presents net sales and changes in net sales by category:

	Three Months Ended July 31,					%	Same store
(dollars in thousands)	2015	% of Total	2014	% of Total	Change	Change	% change
Furniture and mattress	$98,882	30.4%	$81,373	28.2%	$17,509	21.5%	6.9%
Home appliance	97,260	29.9	$84,355	29.3	$12,905	15.3	9.2
Consumer electronics	69,682	21.5	68,945	23.9	737	1.1	(5.9)
Home office	22,940	7.1	24,061	8.3	(1,121)	(4.7)	(9.6)
Other	4,975	1.5	5,432	1.9	(457)	(8.4)	(12.9)
Product sales	293,739	90.4	264,166	91.6	29,573	11.2	2.2
Repair service agreement commissions	27,756	8.5	20,732	7.2	7,024	33.9	9.7
Service revenues	3,451	1.1	3,383	1.2	68	2.0
Total net sales	$324,946	100.0%	$288,281	100.0%	$36,665	12.7%	3.1%

The following provides a summary of items impacting performance by product category during the quarter compared to the prior-year period:

•	Furniture unit volume increased 28.3%, offset by a 3.1% decrease in average selling price;

•	Mattress unit volume increased 26.7%, offset by an 8.3% decrease in average selling price;

•	Home appliance unit volume increased 21.2%, offset by a 4.6% decrease in average selling price. Refrigeration sales increased 14.9%, laundry sales increased 9.6%, and cooking sales increased by 23.7%;

•
Consumer electronic average selling price increased by 18.1%, offset by a 13.7% decrease in unit volume. Television sales increased 11.4% as average unit selling price increased 17.5% offset by a 5.2% decrease in unit volume. Excluding the impact from exiting video game products and digital cameras, consumer electronics same store sales increased 2.1% with an increase in television same store sales of 3.4%;

•	Home office average selling price increased 12.9%, offset by a 15.2% decrease in unit volume. Excluding the impact from exiting certain tablets, home office same store sales increased 3.0%; and

•	The increase in repair service agreement commissions was driven by higher retrospective commissions and increased retail sales.

Retail gross margin was 41.8% for the second quarter of fiscal 2016, an increase of 100 basis points from the prior-year period, primarily due to higher retrospective commissions on repair service agreements.

Credit Segment Second Quarter Results (on a year-over-year basis unless otherwise noted)

Credit revenues increased 9.5% in the second quarter to $70.4 million. The credit revenue growth was attributable to the increase in the average receivable portfolio balance outstanding. The total customer portfolio balance was $1.5 billion at July 31, 2015, rising 23.1%, or $272.6 million from July 31, 2014. The portfolio interest and fee income yield on an annualized basis was 16.1% for the second quarter, a decline of 210 basis points year-over-year primarily as a result of the introduction of 18- and 24-month equal-payment, no-interest finance programs beginning in October 2014 to certain higher credit quality borrowers, as well as higher provision for uncollectible interest and our discontinuation of charging customers certain payment fees.

Provision for bad debts for the second quarter of fiscal 2016 was $51.3 million, an increase of $11.7 million from the same prior-year period. This increase was impacted by the following:

•	A 24.5% increase in the average receivable portfolio balance resulting from new store openings and same store growth over the past 12 months;

•	A 26.1% increase in the balances originated during the quarter compared to the prior year quarter;

•
An increase of 50 basis points in the percentage of customer accounts receivable balances greater than 60 days delinquent to 9.2% at July 31, 2015 as compared to the prior year period. Delinquency increased year-over-year across product categories and years of origination and many of the credit quality levels and geographic regions;

•	An increase in the proportion of new customers of the total customer portfolio balance compared to the prior year period; and

•
The balance of customer receivables accounted for as troubled debt restructurings increased to $101.5 million, or 7.0% of the total portfolio balance, driving $3.4 million of the increase in provision for bad debts.

Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company's Form 10-Q for the quarter ended July 31, 2015, to be filed with the Securities and Exchange Commission.

Second Quarter Net Income Results

Net income for the three months ended July 31, 2015 was $16.5 million, or $0.45 per diluted share, which included net charges of $1.0 million, or $0.02 per diluted share on an after-tax basis, from legal and professional fees related to the exploration of strategic alternatives and securities-related litigation. This compares to net income for the three months ended July 31, 2014 of $17.7 million, or $0.48 per diluted share, which included net charges of $1.5 million, or $0.03 per diluted share on an after-tax basis, related to store closures and relocations.

Store Update

During the second quarter, the Company opened four new Conn's HomePlus® stores in Colorado, Georgia, North Carolina, and South Carolina. Since July 31, 2014, the Company has had 15 new store openings and 6 store closures, for a net increase of 9 stores during this time.

Capital and Liquidity

The recently announced securitization transaction will result in Conn’s receiving upfront proceeds of approximately $1.08 billion, net of transaction costs and reserves, that will be used to pay down the entire balance on the Company’s revolving credit facility. The securitization transaction did not include the sale of the residual equity in the securitization portfolio. Conn’s is in the process of selling the residual equity of the securitized portfolio. The Company may elect to retain all or a portion of the residual equity in the securitized portfolio if that is determined to be in its best economic interest. Conn’s intends to execute periodic securitizations of future originated loans including the sale of any remaining residual equity. This approach creates a diversified capital structure that provides the Company with access to multiple debt markets by maintaining its existing asset-based revolving credit facility and its outstanding senior notes.

Under the terms of the securitization transaction, the customer loan principal and interest payment cash flows will go first to the servicer and the holders of the securitization bonds, and then to the residual equity holders. The Company will retain the servicing of the securitized loan portfolio and will receive a monthly fee of 4.75% (annualized) based on the outstanding balance of the securitized loans. For the month ended August 31, 2015, the resulting servicing revenue to us is expected to be approximately $5.7 million. This amount will decline over time as the account balances are repaid or charged off. In addition, the Company will retain all credit insurance income together with certain recoveries related to credit insurance and repair service agreements on charged-off accounts previously reflected as a reduction of net charge-offs.

The Board of Directors authorized an aggregate repurchase program of up to $75.0 million of outstanding shares of its common stock or its 7.250% Senior Notes Due 2022. This authorization is the maximum amount permitted under the Company’s credit facility and senior note indenture. Common stock and senior note repurchases may be made from time to time on the open market or through privately negotiated transactions, at management’s discretion, based on market and business conditions. We have no obligation to repurchase shares or senior notes under the authorization, and the timing and value of the shares and notes that are repurchased will be at the discretion of management and will depend on a number of factors, including the price of the Company's common stock and the senior notes. We may suspend or discontinue repurchases at any time without notice.
As of July 31, 2015, the Company had $563.9 million of borrowings outstanding under its revolving credit facility, including standby letters of credit issued, with immediately available borrowing capacity of $315.0 million.

August 2015 Sales and Delinquency Data

Conn's reported $112.7 million in total retail net sales for the month ended August 31, 2015, a 5.3% increase compared to the same prior year period. The following table presents the Company's percentage change in same store sales for the month ended August 31, 2015, compared to the same prior-year period, and the 60-plus day delinquency rate as of August 31, 2015:

Month Ended
August 31, 2015
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	9.5%
Home appliance	2.0
Consumer electronic	(7.2)
Home office	(12.7)
Other	(28.6)
Product sales	(0.5)
Repair service agreement commissions	2.2
Total net sales	(0.2)%

As of August 31, 2015
60-plus day delinquency rate	9.7%

Mr. Wright commented, "Greater than 60-day delinquency was 9.7% as of August 31, 2015 compared to 9.2% as of August 31, 2014. Greater than 60-day delinquency as of August 31, 2015 increased seasonally compared to the July 31, 2015 rate of 9.2%."

"Same store sales for the month decreased 0.2% against an increase of 3.3% in August last year. Same store sales were impacted by our decision to exit video game products, digital cameras, and certain tablets. Excluding the impact from these products, same store sales for the month increased 3.7%. Same store sales for the month ended August 31, 2015 were also negatively impacted by the fact that August of last year included our Labor Day weekend promotions and three days out of the four day holiday weekend. In particular, sales of furniture, mattresses and appliances are significantly elevated on holiday weekends. Considering this impact of the holiday shift, we are pleased with recent trends in these categories."

"For the month of August, excluding the impact from video game products and digital cameras, same store sales for consumer electronics increased by 2.3%. The television category increased 2.9% due to higher average selling prices as a result of an increase in the proportion of television sales from Ultra HD televisions, partially offset by lower same store unit sales. Same store unit sales increased in the furniture and mattress category, partially offset by lower average selling prices. Same store unit sales and average selling prices increased in the home appliance category. Excluding the impact from tablets, same store sales for home office were down 2.2% due to lower average selling prices, partially offset by higher same store unit sales."

The above August 2015 amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website, at ir.conns.com.

The Company expects to release September sales and delinquency data on October 8, 2015.

Outlook and Guidance

During fiscal 2016, the Company discontinued offering video game products, digital cameras and certain tablets. During fiscal 2015, net sales and product margin from the sale of these products were approximately $50.0 million and $5.0 million, respectively. The Company also experienced significantly higher charge-off rates and lower product margins associated with purchases of these products by its customers.

The following are the Company's expectations for the business for the third quarter of fiscal 2016:

•	Percent of bad debt charge-offs (net of recoveries) to average outstanding balance between 11.25% and 11.75% (annualized); and

•
Interest income and fee yield between 16.0% and 16.5% (annualized) (as a point of reference, generally for every 100 basis point change in the provision rate, yield is impacted by approximately 15 basis points).

For fiscal year 2016, the Company is:

•	Reaffirming its expectations for change in same stores sales to range from flat to up low single digits;

•	Updating guidance for retail gross margin between 40.5% and 41.5%; and

•	Reaffirming its plans for opening 15 to 18 new stores, with no store closures in addition to those made in the first quarter of fiscal 2016 for the remainder of the fiscal year.

Conference Call Information

We will host a conference call on September 9, 2015, at 10 a.m. CT / 11 a.m. ET, to discuss our second quarter fiscal 2016 financial results. Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and second quarter fiscal 2016 conference call presentation will be available at ir.Conns.com.

Replay of the telephonic call can be accessed through September 16, by dialing 855-859-2056 or 404-537-3406 and Conference ID: 23023875.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 95 retail locations in Arizona, Colorado, Georgia Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute periodic securitizations of future originated loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Revenues:
Total net sales	$324,946	$288,281	$623,425	$565,910
Finance charges and other revenues	71,104	64,683	137,701	122,502
Total revenues	396,050	352,964	761,126	688,412
Costs and expenses:
Cost of goods sold, including warehousing and occupancy costs	187,124	168,717	360,596	329,499
Cost of service parts sold, including warehousing and occupancy costs	1,550	1,871	2,862	3,290
Delivery, transportation and handling costs	13,787	13,164	26,136	25,327
Selling, general and administrative expenses	104,832	94,139	200,507	182,180
Provision for bad debts	51,646	39,585	99,189	61,843
Charges and credits	1,013	1,492	1,632	3,246
Total costs and expenses	359,952	318,968	690,922	605,385
Operating income	36,098	33,996	70,204	83,027
Interest expense	10,055	6,247	19,483	10,971
Income before income taxes	26,043	27,749	50,721	72,056
Provision for income taxes	9,505	10,099	18,506	25,937
Net income	$16,538	$17,650	$32,215	$46,119
Earnings per share:
Basic	$0.45	$0.49	$0.88	$1.27
Diluted	$0.45	$0.48	$0.87	$1.25
Weighted average common shares outstanding:
Basic	36,466	36,209	36,416	36,172
Diluted	37,042	36,972	36,967	36,951

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Revenues:
Product sales	$293,739	$264,166	$565,365	$518,386
Repair service agreement commissions	27,756	20,732	51,552	40,986
Service revenues	3,451	3,383	6,508	6,538
Total net sales	324,946	288,281	623,425	565,910
Other revenues	659	343	808	809
Total revenues	325,605	288,624	624,233	566,719
Costs and expenses:
Cost of goods sold, including warehousing and occupancy costs	187,124	168,717	360,596	329,499
Cost of service parts sold, including warehousing and occupancy costs	1,550	1,871	2,862	3,290
Delivery, transportation and handling costs	13,787	13,164	26,136	25,327
Selling, general and administrative expenses	76,683	69,172	144,910	133,339
Provision for bad debts	324	—	393	44
Charges and credits	1,013	1,492	1,632	3,246
Total costs and expenses	280,481	254,416	536,529	494,745
Operating income	45,124	34,208	$87,704	$71,974
Retail gross margin	41.8%	40.8%	41.5%	41.1%
Delivery, transportation and handling costs as a percent of product sales and repair service agreement commissions	4.3%	4.6%	4.2%	4.5%
Selling, general and administrative expense as percent of revenues	23.6%	24.0%	23.2%	23.5%
Operating margin	13.9%	11.9%	14.0%	12.7%
Store count:
Beginning of period	91	79	90	79
Opened	4	8	7	10
Closed	—	(1)	(2)	(3)
End of period	95	86	95	86

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Revenues -
Finance charges and other revenues	$70,445	$64,340	$136,893	$121,693
Costs and expenses:
Selling, general and administrative expenses	28,149	24,967	55,597	48,841
Provision for bad debts	51,322	39,585	98,796	61,799
Total costs and expenses	79,471	64,552	154,393	110,640
Operating income (loss)	(9,026)	(212)	(17,500)	11,053
Interest expense	10,055	6,247	19,483	10,971
Income (loss) before income taxes	$(19,081)	$(6,459)	$(36,983)	$82
Selling, general and administrative expense as percent of revenues	40.0%	38.8%	40.6%	40.1%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	7.9%	8.8%	8.0%	8.8%
Operating margin	(12.8)%	(0.3)%	(12.8)%	9.1%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)
(dollars in thousands, except average outstanding customer balance and average income of credit customer)

	As of July 31,
	2015	2014
Total customer portfolio balance	$1,451,937	$1,179,314
Weighted average credit score of outstanding balances	596	592
Number of active accounts	738,508	666,099
Weighted average months since origination of outstanding balance	8.6	8.5
Average outstanding customer balance	$2,366	$2,272
Percent of balances 60+ days past due to total customer portfolio balance	9.2%	8.7%
Percent of re-aged balances to total customer portfolio balance	13.0%	12.1%
Account balances re-aged more than six months	$52,688	$28,224
Percent of total allowance for bad debts to total customer portfolio balance	11.3%	7.2%
Percent of total customer portfolio balance represented by no-interest receivables	36.1%	36.6%

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Total applications processed	311,995	295,983	604,597	561,248
Weighted average origination credit score of sales financed	617	607	617	606
Percent of total applications approved and utilized	44.9%	45.3%	44.6%	46.6%
Average down payment	3.3%	3.6%	3.7%	3.9%
Average income of credit customer at origination	$40,600	$39,700	$40,500	$39,200
Average total customer portfolio balance	$1,417,100	$1,137,890	$1,393,603	$1,110,501
Interest income and fee yield (annualized)	16.1%	18.2%	16.3%	17.9%
Percent of charge-offs, net of recoveries, to average total customer portfolio balance (annualized)	11.7%	10.0%	11.9%	9.0%
Weighted average monthly payment rate	4.9%	5.0%	5.2%	5.4%
Provision for bad debts (credit segment) as a percentage of average total customer portfolio balance (annualized)	14.5%	13.9%	14.2%	11.1%
Percent of retail sales paid for by:
In-house financing, including down payment received	82.5%	77.0%	83.9%	77.2%
Third-party financing	7.0%	13.0%	4.9%	12.1%
Third-party rent-to-own options	4.1%	3.9%	4.6%	4.0%
	93.6%	93.9%	93.4%	93.3%

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	July 31, 2015	January 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$6,868	$12,223
Customer accounts receivable, net of allowances	685,933	643,094
Other accounts receivable	78,939	67,703
Inventories	173,577	159,068
Deferred income taxes	22,504	20,040
Income taxes recoverable	615	11,058
Prepaid expenses and other current assets	17,198	12,529
Total current assets	985,634	925,715
Long-term portion of customer accounts receivable, net of allowances	583,082	558,257
Property and equipment, net	133,674	120,218
Deferred income taxes	41,386	33,505
Other assets	8,296	9,627
Total assets	$1,752,072	$1,647,322
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$789	$395
Accounts payable	105,311	85,355
Accrued expenses	41,675	39,630
Other current liabilities	19,308	19,629
Total current liabilities	167,083	145,009
Deferred rent	62,669	52,792
Long-term debt	811,240	774,015
Other long-term liabilities	22,459	21,836
Total liabilities	1,063,451	993,652
Stockholders' equity	688,621	653,670
Total liabilities and stockholders' equity	$1,752,072	$1,647,322

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Retail segment operating income, as reported	$45,124	$34,208	$87,704	$71,974
Adjustments:
Store and facility closure and relocation costs	—	1,492	425	3,246
Legal and professional fees related to evaluation of strategic alternatives and securities-related litigation	1,013	—	1,207	—
Retail segment operating income, as adjusted	$46,137	$35,700	$89,336	$75,220
Retail segment total revenues	$325,605	$288,624	$624,233	$566,719
Retail segment operating margin:
As reported	13.9%	11.9%	14.0%	12.7%
As adjusted	14.2%	12.4%	14.3%	13.3%

Basis for presentation of non-GAAP disclosures:

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we also provide retail segment adjusted operating income and adjusted operating margin. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze our operating results.